Exhibit 10.1

June 3, 2015

Donald E. Klumb
CEO, President, and CFO
Cartesian, Inc.

Dear Mr. Klumb:

This Separation Agreement (the “Agreement”) is entered into by and between you and Cartesian, Inc. (the “Company”), and confirms the agreement that has been reached with you in connection with your separation from employment as the Company's Chief Executive Officer, President, and Chief Financial Officer. In consideration of the promises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.  SEPARATION FROM EMPLOYMENT

1.1  Transition.  Your employment with the Company as its Chief Executive Officer, President, and Chief Financial Officer as well as all positions with the Company's affiliates as an employee or officer severed effective June 3, 2015 ("Separation Date").

1.2  Payments and Benefits.  In consideration of your execution of this Agreement and your compliance with its terms and conditions, the Company agrees to pay or provide to you, subject to the terms and conditions set forth in this Agreement, with the benefits described in this Section 1.2.  You acknowledge and agree that the benefits below shall be in full satisfaction of your obligations and the Company's obligations under the terms of your employment agreement entered into with the Company on September 16, 2014 and all applicable cash or equity incentive compensation plans and agreements.

As of the Separation Date, the Company will pay you:

(a)       Salary.  Salary and benefits accrued but unpaid up to the Separation Date, in accordance with the Company's regular payroll schedule.

(b)       Expenses.  Reasonable business expenses accrued and payable, if any, in accordance with the Company's rules and procedures.

June 3, 2015

(c)       Separation Payment.  The total gross sum of three hundred fifty thousand dollars ($350,000.00), less appropriate payroll deductions, payable in installments as follows: (i) $100,000 payable 10 days after the Separation Date, (ii) $100,000 payable 30 days after the Separation Date, (iii) $100,000 payable 60 days after the Separation Date, (iv) $50,000 payable 90 days after the Separation Date, provided you execute and return this Agreement, and have not revoked this Agreement pursuant to the terms of Section 2.2 of this Agreement.

In addition to the above, the Company will also provide the following benefits:

(d)       Accrued Vacation.  As of the Separation Date, the Company will pay you the balance of any vacation days accrued but not yet taken as of the Separation Date in accordance with the Company's vacation cash-out policy, minus withholdings as required by law.  Payment of this amount is not contingent upon your signing this Agreement.

(e)       Benefits.  The Company will provide you with separate written notification of your right to continue coverage under the Company's group medical, dental, and vision insurance plans under COBRA, 29 U.S.C. §1161 et seq.  Other than your right to receive the Company’s 401(k) matching benefit, your right to continued participation in all other of the Company's benefit plans shall cease on the Separation Date; provided, however, that any accrued benefit you have under the Company's 401(k) retirement plan shall be paid in accordance with the terms of such plan.  To the extent permitted by applicable law and without subjecting the Company to any fines, penalty or excise taxes, the Company will pay the premium for any COBRA benefits you elect through the Company for a period of twelve (12) months from the Separation Date.  If a change in the law prevents the Company from paying your COBRA premiums directly to the insurer, then the Company will pay the cash value of any remaining COBRA premium payments to you on an after-tax basis.  Each monthly payment for COBRA coverage will be paid only so long as you or any of your dependents elect to continue health care coverage pursuant to COBRA.

(f)        Put Right for Company Stock.  Effective as of the Separation Date, the Company shall provide you with an irrevocable right and option to sell to the Company until March 15, 2016 up to 112,692 of your currently-owned shares of Company common stock ("Shares") at a purchase price of $4.50 per share.  In connection with each and any exercise of the Put Right, you agree to provide the Company with at least five (5) business days' notice before an eligible put date of each and any election to exercise the Put Right and that each and any election to exercise the Put Right will be for a minimum of 5,000 shares.  Such notice must provide the number of Shares you elect for the Company to purchase and the date you elect for the Company to purchase the Shares.  Once elected, any Put Right for the designated number of Shares shall be irrevocable unless the Company permits you to amend or revoke any submitted Put Right.  On the eligible put date(s) specified in the Put Right notice(s) to the Company, the Company shall pay you in cash or by certified, cashier's or other check acceptable to you, $4.50 for each Share purchased by the Company pursuant to the Put Right, less any amount of required tax or payroll withholding. Notwithstanding the prior sentence, if any payment to be made by the Company is prohibited by any applicable law, then such payment shall be made by the Company at the earliest time, and to the extent possible, when compliance with the law may be effected, and the Company agrees that it will execute all such documents and take all reasonable other steps as may be necessary to expedite and effectuate to the extent possible such compliance. You agree that you will be responsible for all tax implications resulting from the sale of your Shares to the Company in connection with any exercise of the Put Right.  Furthermore, you agree to indemnify and hold the Company harmless for any liability resulting from the tax obligations resulting from the sale of these shares.

June 3, 2015

1.3  Forfeiture of All Equity Awards.  As of the Separation Date all unvested or unexercised awards under the Company's 1998 Equity Incentive Plan ("Equity Plan") shall be forfeited and expire notwithstanding any contrary terms set forth in any award agreement or the Equity Plan.

1.4  Unemployment Compensation.  The Company will not file a written protest to any claim for unemployment compensation benefits that you may file with the State of Kansas; however, the Company will report any wages or separation payments as required by Kansas law.

1.5  Board Member.  You will retain your position as a member of the Company's Board of Directors (the "Board") and receive any applicable remuneration provided to other Board directors.

ARTICLE II.  OTHER AGREEMENTS

2.1  General Release.  In exchange for the promises set forth herein, the sufficiency of which you hereby acknowledge, you, on behalf of yourself, your heirs, executors, representatives, successors, administrators and assigns (referred to collectively as “You” for purposes of this Section 2.1), hereby release and forever discharge the Company and any of its parent(s), subsidiaries, affiliates or predecessor entities and all current and former directors, officers, shareholders, employees, agents, insurers, attorneys, successors and assigns (referred to collectively as “Cartesian”), from any and all suits, claims, injuries, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which You now have or ever have had against them, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, 42 U.S.C. §§ 1981, 1983 and 1985, the Employee Retirement Income Security Act, the Kansas Acts Against Discrimination, the Kansas Age Discrimination in Employment Act, and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or the separation of your employment with Cartesian.

2.2  Release of Age Discrimination Claims; 21 Days to Consider Agreement; 7-Day Revocation Period; and Consultation with Attorney.  This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”).  The ADEA requires the Company to advise you to consult an attorney prior to signing this Agreement.  You acknowledge that you have been given a period of at least 21 days in which to consider this Agreement.  You agree that any changes to this Agreement (whether material or not) must be made in writing and signed and dated by both parties.  You also agree that any negotiated and agreed-upon changes (whether material or immaterial) do not restart the running of the 21-day period.  You have the right to revoke this Agreement by giving written notice to Nancy Morrow, 7300 College Blvd., Suite 302, Overland Park, KS 66210, Nancy.Morrow@Cartesian.com, during the seven day period after you sign it.  You understand that this Agreement will not become effective or enforceable until the 7-day revocation period has expired.

2.3  Restrictions.

(a)       Non-Disclosure.  You agree to use best efforts and exercise utmost diligence to protect and to safeguard the trade secrets and/or any confidential or proprietary information concerning the Company or its business or any Affiliates of the Company (including, without limitation, trade secrets, plans, processes, customer lists, contracts and compilations of information, records and specifications) which became known to you as a result of your employment and which is not (independent of disclosure by you) public knowledge or general knowledge in the trade.  You agree not to disclose any of the Company's or any Affiliate's trade secrets and/or confidential information and/or proprietary information except as required by legal process, in which case, you agree to provide the Company with as much notice as is reasonably practicable in the event the Company wishes to intervene to protect its rights.  You agree not to use Company's or any Affiliate's trade secrets and/or confidential information and/or proprietary information, directly or indirectly, for your own benefit or for the benefit of another.  All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company or any Affiliate, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company.

June 3, 2015

(b)       Non-Solicitation.  For a period of one (1) year from the execution of this Agreement, you shall not directly or indirectly, for yourself or for any third party, except as otherwise agreed to in writing by the Company:

(i)           contact, solicit, advise, consult or do business with any Customer (as hereinafter defined) with which you have had direct contact during, and arising from, your employment by the Company, for the purpose of causing such Customer to purchase, or otherwise obtain products or services which are similar to or in any way compete with the products or services sold or provided by the Company or an Affiliate, or

(ii)           induce, or attempt to induce, any Customer with which you have had direct contact during the term of, and arising from, your employment by the Company to cancel, diminish, decrease or curtail any business relationship, contractual or otherwise, with the Company or an Affiliate, or

(iii)           contact, solicit, induce or attempt to induce or influence any employee, independent contractor or agent of any Customer or Company or Affiliate to terminate his or her employment, engagement or contractual relationship with such Customer or Company or Affiliate, or

(iv)           employ or hire any person who is employed by the Company or Affiliate (whether as an employee or an independent contractor) with any business or other entity that is engaged in the industry in which Company or Affiliate is involved.

(c)       Covenants Against Competition.  For a period of one (1) year from the execution of this Agreement, you shall not within the Restricted Area (as hereinafter defined), directly or indirectly as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or through any other kind of ownership (other than ownership of securities of publicly-held corporations of which you own less than five (5%) percent of any class of securities) or in any other representative or individual capacity:

(i)           assist or have an interest (whether or not such interest is active), in any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that provides, sells, distributes or markets any products or services that compete in any manner with the business conducted by Company or an Affiliate.

June 3, 2015

(ii)           enter into the employment of or act as an independent contractor or agent for or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that provides, sells, distributes or markets any products or services that compete in any manner with the business conducted by Company or an Affiliate.

(d)       Definitions.  For purposes of this Section 2.3, the following definitions shall apply:

(i)           "Affiliate" shall mean any corporation, partnership, limited liability company, joint venture, or other entity or organization directly or indirectly controlling or controlled by or under direct or indirect common control with such other entity through the ownership of all or part of such entity.

(ii)           "Customer" shall mean any individual, corporation, partnership, joint venture or other entity, or successors thereof, which has either (i) purchased or contracted for services or products by or through the Company at any time within one (1) year prior to the separation of your employment with the Company, or (ii) has been directly solicited by the Company within six (6) months prior to the separation of your employment with the Company, regardless of whether you have had direct contact with such individual, corporation, partnership, joint venture or entity.

(iii)           "Restricted Area" shall mean collectively the United States of America.

2.4  Non-Disparagement.  You agree not to take any action or make any statement, written or oral, to any third party that disparages the character, reputation, business practices, competence or conduct of the Company, its affiliates, or its directors, officers, shareholders, managers, employees, agents, representatives, or strategic partners, including current customers and prospective customers of strategic partners.  The Company's Board of Directors and its CEO, President, CFO, and Senior Vice Presidents agree not to take any action or make any statement, written or oral, to any third party that disparages your character, reputation, business practices, competence or conduct.

2.5  References.  You agree to refer any prospective employers to the Company's Human Resources Department.  The Company's policy is to verify dates of employment, positions held and, if authorized by you, salary information.

ARTICLE III.  MISCELLANEOUS PROVISIONS

3.1  Severability.  You agree that should any of the provisions of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.

3.2  Enforcement; Applicable Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.  You agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the State of Kansas and you hereby consent to jurisdiction in courts located in the State of Kansas with respect to all matters arising out of or related to this Agreement.

June 3, 2015

3.3  Entire Agreement; No Representations.  This Agreement constitutes the entire agreement between you and the Company concerning the terms and conditions of your separation from employment with the Company as an employee and supersedes all agreements, understandings, negotiations and discussions, whether oral or written, between you and the Company.  Notwithstanding the foregoing, in no event shall this provision prevent the parties from entering into any written consulting agreement executed by the parties contemporaneously with this Agreement or in the future; provided that, in no event shall any such consulting agreement supersede or modify the terms of this Agreement.  You agree that the Company has not made any statements or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

3.4  Modification and Waiver.  This Agreement may be amended or modified only in a writing signed by you and an authorized representative of the Company.  The failure of you or the Company at any time to require the performance of any provision of this Agreement shall in no manner affect either party's right at a later time to enforce the same provision.

3.5  Non-Admission.  By entering into this Agreement, the Company does not admit any liability to you or any other person arising out of or attributable to your employment at the Company or the ending of that employment, and the Company expressly denies any and all such liability and denies it has engaged in any wrongful act.

3.6  Read, Understand and Voluntarily Signed.  You confirm that you have been supplied with and have read a copy of this Agreement and understand its terms, that you have been advised to consult with an attorney before signing it, that you understand the content and effect of this Agreement and that you enter into it voluntarily and not as a result of coercion, duress or undue influence.

3.7  Indemnification.  You agree to indemnify and hold the Company harmless from any and all expenses incurred, including but not limited to attorneys' fees, as the result of the assertion, after you execute this Agreement, of any claims, actions, causes of action, rights, demands, costs, expenses, compensation, liabilities or obligations which you have released and discharged in this Agreement.

3.8  Section 409A.  The intent of the parties is that payments and benefits under this Agreement (and all other Company plans and agreements) comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, you shall not be considered to have severed employment with the Company for purposes of any payments under this Agreement which are subject to Code Section 409A until you have incurred a “separation from service” from the Company within the meaning of Code Section 409A.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Code Section 409A.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement (or any plans or agreements referenced herein) during the six-month period immediately following your separation from service shall instead be paid as soon as administratively practical after the date that is six months following your separation from service (or, if earlier, your date of death).  To the extent required to avoid an accelerated or additional tax under Code Section 409A, amounts reimbursable to you shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

June 3, 2015

3.9  Each Party the Drafter.  This Agreement and the provisions contained in it shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party's legal representatives to draft any of its provisions.

Please indicate your understanding and acceptance of this Agreement by signing and returning one copy to me at 7300 College Boulevard – Suite 302, Overland Park, KS  66210.  The other copy is for your records.

Sincerely,

/s/ Bob Currey

Bob Currey
Chairman of the Board

Accepted and Agreed:

/s/ Donald E. Klumb	Dated: June 3, 2015
Donald E. Klumb